[English Translation of an Original Hebrew Document]

Exhibit 4.17

INTEC PHARMA LTD.

EMPLOYMENT AGREEMENT

with

ZVI JOSEPH

AGREEMENT entered into as of 1 day of November 2004 between Zvi Joseph, residing at 13 Menachem Begin St. Yehud, Israel (the “Employee”), and Intec Pharma Ltd., an Israeli company with offices locate at 10 Hartom St. Jerusalem, Israel (the “Company”).

WITNESSETH:

WHEREAS, the Company is in the business of drug delivery gastric retentive platform (the “Business”); and

WHEREAS, the Company desires to employ Employee. and the Employee desires to be employed by the Company as the Company’s CEO and as the chairman of the Board of Directors of the Company; and

WHEREAS, from June, 2000 through the 30 day of October, 2004 certain services were provided to the Company by Alpha Beta Investments and Entrepreneurship Ltd. (“Alpha Beta”) through Mr. Zvi Joseph who was an employee of Alpha Beta during such time period (hereinafter the “Alpha Beta Employment Period”); and

WHEREAS, Alpha Beta, as Mr. Joseph’s employer, covered and paid for all of the rights and amounts due to Mr. Joseph as provided for under applicable law, for the entire Alpha Beta Employment Period; and

WHEREAS, the Employee declares and authorizes that with regard to the Alpha Beta Employment Period, which as stated above terminated on the 30th day of October 2004, a full and complete accounting of all amounts due to Mr. Joseph was calculated and Mr. Joseph received full payment for all amounts due to him under applicable law for the entire Alpha Beta Employment Period; and

WHEREAS, Employee declares and authorizes that he is aware and agrees that he does not have and will not have any claims, demands and/or actions against the Company or anybody acting on its behalf in connection with his employment by Alpha Beta during the Alpha Beta Employment Period, and that the Alpha Beta Employment Period will not be taken into account when calculating the period of his employment with the Company for any and all purposes, including, but not limited to, calculating his seniority with the Company in connection with his salary and/or severance pay and/or his eligibility for other social or fringe benefits;

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.	Contents of Agreement/Definitions

The preamble and the exhibits to this Agreement constitute an integral part hereof and are hereby incorporated by reference.

2.	Employment and Duties

2.1         With effect from the Effective Date (as defined in Section 3 hereto), the Company employs Employee and Employee accepts employment with the Company as the Company’s CEO, until December 31, 2005, and as active chairman of the Board of Directors of the Company upon the terms and conditions set forth herein. The Employee shall report regularly to the Company’s Board of Directors.

2.2         The Employee shall be employed on a part time basis at a 75% position and shall perform his duties diligently and promptly for the benefit of the Company.

2.3         During the Employee’s engagement hereunder, the Employee may, in his free time, engage in other employments or occupations, so long as such other activities do not interfere with any of the Employee’s duties hereunder, and/or would not violate section 8 hereunder.”

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3.	Term and Termination of Employment

3.1         Employee’s employment under this Agreement shall commence on the I day of November, 2004 (the “Effective Date”) and shall end on the earliest of: (i) the death or disability (as defined herein) of Employee; (iii) termination by either party.

3.2         Without derogating from the terms set forth herein, either party may terminate this agreement without cause, as hereinafter defined, by providing three (3) months prior written notice (the “Notice Period”). During the Notice Period Employee shall continue his services unless otherwise instructed, and shall cooperate with the Company and use his best efforts to assist the integration into the Company organization of the person or persons who will assume the Employee’s responsibilities.

3.3         At any time, the Company shall be entitled to immediately terminate Employee’s employment hereunder for ‘cause’ (as set forth in Section 4.1 below) by providing notice thereof to Employee.

4.	Provisions Concerning the Term of Employment

4.1         For the purpose of this Agreement, “cause” shall exist if Employee (i) breaches any of the terms of Sections 2.1, 7, 8, 9 and 10 or; (ii) engages in willful misconduct or acts in bad faith with respect to the Company in connection with and related to the employment hereunder; (iii) is convicted of a felony deemed to be a competent court as a flagrant offence or is held liable by a court of competent jurisdiction for fraud against the Company; (iv) fails to comply with the instructions of the Company or its Board of Directors given in good faith; or (v) is dismissed under the circumstances defined in Section 16 and/or Section 17 of the Severance Pay Law, 1963 (hereinafter: “The Severance Pay Law”); provided that, with respect to clauses (i) and (iv), if Employee has cured any such condition (that is reasonably susceptible to cure) within 10 business days (“Grace Period”) of the Notice (as defined herein), then “cause” shall be deemed not to exist. For purposes of this Section 4, “Notice” shall constitute a written notice delivered to Employee that sets forth with particularity the facts and circumstances relied on by the Company as the basis for cause.

4.2         For the purposes of this Agreement, “disability” shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of two (2) successive months, or an aggregate of two (2) months in any twelve month period. Disability shall occur upon the end of such two (2) month period.

5.	Compensation

5.1	5.1.1 During the term hereof, the Company shall pay to Employee for all services rendered by Employee under this Agreement, a salary, payable not less often than monthly and in accordance with the Company’s normal and reasonable payroll practices, a monthly gross amount equal to N1S 30,000 (the “Gross Salary”).

5.1.2     An amount equal to 10% of the Gross Salary of the Employee, shall be considered as a special compensation for the Employee’s obligation not to compete with the Company, as defined in Section 8 herein (hereinafter: “The Special Compensation”).

5.1.3     The Company will pay the Employee the Gross Salary until the 9th of each month, for the previous month.

5.2         The Company and the Employee will obtain and maintain Managers Insurance (“Bituach Menahalim”) according to the Company’s sole discretion and the Company will inform the Employee in writing the type of such Bituach Menahalim, for the exclusive benefit of the Employee in the customary form with respect to which the Company shall be the beneficiary. The Company shall contribute an amount equal to thirteen and one third percent (13.33%) of each monthly Gross Salary payment (out of which 8.33% are designated for severance payments and 5% are designated for premium payments - “Company Contribution”) and the Employee shall contribute five percent (5%) of the monthly Gross Salary payment (“Employee’s Contribution”) toward the premiums payable in respect of such insurance (the “Insurance Policy”). The Employee hereby instructs the Company to transfer to the insurance Company the amount of the Employee’s and the Company’s Contribution from each monthly Gross Salary payment, on account of the Insurance Policy. The contribution under this Paragraph shall be paid after the lapse of three months of employment, and shall be retroactive from the first month.

5.3         It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Insurance Policy on account of both the Company’s and Employee’s Contributions. It is hereby agreed that if the Employee is dismissed under the circumstances defined in Section 16 and/or Section 17 of the Severance Pay Law - the Employee shall not be entitled to any Severance Pay.

It is hereby clearly agreed and understood that the amounts accrued in the Insurance Policy on account of the Company’s Contribution [i.e.13.33% of each monthly Gross Salary payment] shall be in lieu and in full and final substitution of any severance pay the Employee shall be or become entitled to under any applicable Israeli law. This section is in accordance with Section 14 of the Severance Pay Law, and the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14, a copy of which is attached hereby as Appendix A.

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5.4         The Company shall obtain Disability Insurance (“Ovdan Kosher Avoda”), which may be included within the Insurance Policy, for the exclusive benefit of the Employee and shall contribute therefor an amount not exceeding two and a half percent (2.5%) of each monthly Gross Salary Payment, or such amount required to enable the payment of at least 75% of the Gross Salary.

5.5         The Company and the Employee shall open and maintain a Keren Hishtalmut Fund as of the Effective Date (the “Fund”). The Company shall contribute to such Fund an amount equal to seven and a half percent (7.5%) and the Employee shall contribute to such Fund an amount equal to two and a half percent (2.5%) of each monthly Gross Salary payment. The Employee hereby instructs the Company to transfer to the Fund the amount of the Employee’s and the Company’s contribution from each monthly Gross Salary payment.

5.6         The Employee will be entitled to either (i) use a leased Company car (the “Car”). The Company will cover all the operating expenses of the Car (excluding parking expenses), and will deduct tax from the “Shovi Rechev” as required by Law from the Gross Salary. Payments of the Car’s expenses by the Company under this paragraph are in lieu of traveling expenses to and from work as required by the Extension Order; or (ii) be reimbursed by the Company for Employee’s operating car expenses, including car insurance, car maintenance, and fuel, upon presentation by Employee of proper documentation (hereinafter: the “Car Expenses”). The Car Expenses will not form part of Employee’s social benefits and will not be taken into account for the purpose of calculating differentials of any kind. Employee acknowledges that the reimbursement of the Employee’s Car Expenses by the Company under this paragraph is in lieu of traveling expenses to and from work as required by the Extension Order.

The Employee shall (a) make only reasonable use of the Company Car, (b) abide by any requirements under applicable law in respect of the use of the Company Car, (c) shall carry out timely maintenance, (d) shall keep the Company Car properly, (e) to the best of Employee’s ability, shall refrain from causing damage to the Company Car, and (f) shall treat the Company Car in the same manner as a careful owner would look after one’s own property

5.7         The Company shall provide Employee with, and pay for the use of, a cellular phone for Employee’s use in the course of performing his obligations under his position (the “Cellular Phone”). Employee shall bear any and all taxes applicable to him in connection with the Cellular Phone and/or the use thereof.

5.8	Options.

5.8.1      The Employee shall be granted options to purchase up to 1,212 ordinary shares of the Company, par value MS 0.01, at a price per share of NIS 0.01(the “Shares”) representing 2% of the issued and outstanding share capital of the Company on a fully diluted basis as of the date hereof, (the “Option”). The Option shall be subject to the following vesting schedule:

(i)	up to 606 Shares, representing 1% of the issued and outstanding share capital of the Company on a fully diluted basis as of the date hereof. may be exercised in whole or in part at any time after the lapse of the first 12 months following the Effective Date (i.e., November 1, 2005) and for the period of 72 months thereafter.

(ii)	up to 606 Shares, representing 1% of the issued and outstanding share capital of the Company on a fully diluted basis as of the date hereof, may be exercised in whole or in part at any time after the lapse of the first 24 month following the Effective Date (i.e., November 1, 2006) and for a period of 84 months thereafter.

Any part of the Option that was not exercised within the above exercise periods shall expire and be considered null and void.

Notwithstanding the above said, in the event that this Agreement is terminated lawfully, for any reason and by either party, prior to the lapse of the first 24 month following the Effective Date. the Option shall immediately expire and be considered null with respect to such part of Option that was not vested prior to such termination. In addition, in such event, The Employee shall be entitled to exercise any part of the Option that was already vested, if any, within 12 months following such termination. Upon the lapse of the 12 months period the Option shall expire in full and be considered null.

Notwithstanding the foregoing and for as long as this agreement is in effect, the Option may be exercised in whole or in part upon an IPO or M&A event, as defined herein. In the event that the Option was not exercised upon such IPO or M&A event, the Option shall immediately expire and be considered null.

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5.8.2      In addition, upon the execution by the Company of a second Strategic Agreement as defined herein, provided however that such execution shall have occurred within two years following the Effective Date, The Employee will receive options to purchase up to 1,816 ordinary shares of the Company, representing 3% of the Company’s issued and outstanding share capital as of the date hereof on a fully diluted basis, at a price per share of NIS 0.01.

For the purpose of this Section, “A Strategic Agreement” shall mean an agreement with a corporation or other entity, which enters into a transaction with the Company in connection with its core business, which was approved by the affirmative vote of a majority of the Board of Directors of the Company

5.9	Bonuses.

5.9.1      During the term of this Agreement, the Employee shall be entitled to receive an annual bonus in an amount equal to 5% (five percent) of the Profit of the Company (the “Revenue Performance Bonus”). The Revenue Performance Bonus shall be payable to the Employee within 30 (thirty) days, following the approval of the financial statements of the Company by the Company’s Board of Directors, for each Calendar Year, commencing at the first year in which the Company achieves Profit. For the purposes of this Section: a ‘Profit’ means — the annual net profit of the Company, in accordance with the Company’s annual audited financial statements for the preceding year, net expenses.

5.9.2      Additionally, upon the occurrence of an “IPO or M&A Event”(as defined below) during the term of this Agreement, the Employee shall be eligible for a sale bonus in an amount equal to 5% (five percent) of the total cash consideration paid to the Company and its shareholders with respect to such “IPO or M&A Event”,(the “Sale Bonus”) whether such consideration was paid in cash or in kind. The Sale Bonus shall be payable to the Employee within 30 (thirty) days following the receipt of such consideration. For the purposes of this Section an “IPO or M&A Event” shall mean any of the following: (i) the closing of a firmly underwritten public offering of shares of Ordinary Shares (“IPO”); (ii) except in the ordinary course of business, the sale, assignment, license, lease, or other disposal of (whether in one transaction or a series of transactions) of a substantial portion of the Company’s assets (including any shareholdings in any other entity and a substantial portion of its intellectual property) to any person or entity unless the Company’s shareholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for the Company’s acquisition or otherwise) hold a majority of the voting power of the acquiring entity; or (iii) a sale of shares of the Company or a merger or consolidation of the Company as a result of which the Company’s shareholders do not retain a majority of the voting power in the surviving corporation (each of the events detailed in sub- sections (ii)-(iii) shall be considered as a “M&A”).

5.9.3      During the term of this Agreement, the Employee shall receive a cash bonus in an amount equal to two (2) % percent of any actual consideration paid to the Company as a result of an executed Strategic Agreement. The total amount of such bonus shall be taking into account any one time payment and/or royalty payments due to the Company within the Term pursuant to the Strategic Agreement. The Company shall pay said cash bonus to the Employee within 30 days of receipt of the consideration.

5.9.4      Upon the Closing of an Investment Transaction as defined herein the Employee will receive a one time bonus in an amount equal to US $50,000 (the “Investment Bonus”). The Investment Bonus shall be paid to the Employee within 30 days from the actual payment of the investment amount to the Company.

For the purpose of this Section, an “Investment Transaction” shall mean, a transaction in which a third party, including current shareholders of the Company, will invest an amount exceeding US $ 5,000,000 (5 Million) in the Company, based on Company’s pre-money valuation of no less than US $15,000,000.

It is hereby clearly agreed and understood that any Revenue Performance Bonus and/or Sale Bonus paid to the Employee, if and to the extent paid, shall not form part of the Employee’s Gross Salary and/or the Employee’s social benefits, and will not be taken into account for the purpose of calculating differentials of any kind.

5.10	The Agreed Alternative Payment - in the event of a Claim for Overtime Payments.

5.10.1    Employee agrees and acknowledges that due to his position in the Company, the Hours of Work and Rest Law, 1951 (hereinafter: “the Hours of Work and Rest Law”) does not apply on him. Therefore, the Employee shall not be entitled to claim or receive payments or any additional pay for overtime working hours, shifts, or work performed on Saturday or holidays.

5.10.2    The Employee undertakes, by signing this Agreement, that he will not sue, and/or demand, and/or claim that he is entitled to any additional payment to his Monthly Gross Salary due to overtime, above his Monthly Gross Salary which includes all the consideration which the Employee is entitled to receive for overtime.

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5.10.3    Therefore, if notwithstanding the agreement of the parties and the Employee’s informed undertaking under this Agreement, it will be decided by a competent court, or any other competent tribunal, either due to Employee’s application or any other source, that the Hours of Work and Rest Law applies to the Employee, and that therefore the Employee is entitled to compensation, or any other additional payments due to overtime – then the parties hereto agree that the salary, which the Employee was entitled to, was 75% (Seventy-five percent) of the Monthly Gross Salary which was paid to the Employee under this Agreement. (hereinafter the “Agreed Alternative Payment”).

5.10.4    The Employee will be obligated to return the Company, on the day of the claim and/or demand which contradicts this Agreement, in which it will be claimed that the Working Hours and Rest Law applies to him, and/or that he was entitled to Overtime Payments – all additional payments that the Employee received from the Company over the Agreed Alternative Payment as defined above (the “Excess Amount”).

5.10.5    Each Excess Amount that the Employee will be obligated to return to the Company as mentioned above - shall bear interest and shall be linked to the Cost of Living Index on the Employee’s pay day – as compared to the Index on the day such amount will be returned to the Company.

5.10.6    The Company shall be entitled to set off such Excess Amounts against all amounts that the Employee shall be entitled to under this Agreement, or under the decision of the Court or of any other competent tribunal as mentioned above, which shall not derogate from any other right of the Company to receive from the Employee the rest of the amounts it is entitled to.

6.	Taxation

6.1         To the extent applicable, the Company may deduct from the compensation payable to Employee under this Agreement any and all taxes and charges (including health tax) applicable to Employee as may now be in effect or which may hereafter be enacted or required by law, and make the appropriate payments on behalf of Employee to the income tax authorities, the Institute of National Insurance and any other relevant authority. Employee shall respectively pay all taxes and payments as required or shall be required by any applicable law. Employee shall notify the Company of any change in Employee’s place of residence or status, which may affect Employee’s tax liability anywhere in the world.

6.2         The Employee acknowledges that some of the benefits granted to Employee under this Agreement may be treated by the authorities as additional compensation to Employee, and therefore Employee agrees that, in such event Employee shall pay all taxes, national insurance contributions, and other payments required to be paid to the authorities in connection therewith.

7.	Secrecy and Nondisclosure

7.1         The Employee shall treat as secret and confidential all of the processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information which are not of public knowledge or record pertaining to the Company’s Business (existing, potential and future), including without limitation, all business information relating to customers and suppliers and products of which the Employee becomes aware during and as a result of his employment or association with the Company, and Employee shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any such processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information pertaining to the Company’s existing or future Business or products. The Employee may disclose or use such information, if at all, only with the prior express written consent of the Company.

7.2         The Employee hereby undertakes to return, upon request, to the Company, all written materials, records, documents, computer software and/or hardware or any other material which belongs to the Company and that might be in his possession, and if requested by the Company to do so, will execute a written statement confirming compliance with the above said.

7.3         The Employee acknowledges that all of the secrets, information, or documents aforementioned in Sub-Sections 7.1 and 7.2 above, are essential commercial and proprietary information of the Company which is not public information and cannot easily be discovered by others, whose confidentiality provides the Company a commercial advantage over its competitors, and the Company is taking reasonable measures to safeguard its confidentiality.

7.4         The Employee’s undertakings pursuant to this clause shall remain in force after the termination of Employee’s employment under this Agreement unless such information as aforementioned has become generally known to the public or is independently acquired by Employee without the use of Confidential Information or if required to disclose the information pursuant to law.

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8.	Non-Competition

8.1          Employee agrees that during the term of this Agreement and for a period of one (1) year after he ceases to be employed by the Company he will not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than 5% of the outstanding shares) and without the prior written consent of the Company. engage in any business or enterprise, anywhere in the world, that directly competes with the Business of the Company, that exists now or in the future or is based on similar technology to the technology that was developed by the Company.

8.2         Employee agrees that during a period of six months from termination of this Agreement, he shall not employ directly or indirectly any individual employed by the Company during the six-month period, which preceded such date of termination.

8.3         Employee acknowledges that the restricted period of time and geographical area specified under Sections 8.1 and 8.2 hereof are reasonable, in view of the nature of the business in which the Company is engaged and Employee’s knowledge of the Business.

8.4         Notwithstanding anything contained in Section 8.3 to the contrary, if the period of time or the geographical area specified under Sections 8.1 or 8.2 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

8.5         If the Employee shall breach any of his obligations under this Section 8 - The Employee will be obligated to return the Company, immediately, the Special Compensation, as defined above. Such Special Compensation thus returned to the Company:

8.5.1      Shall bear interest, and shall be linked to the Cost of Living Index on the Employee’s pay day– as compared to the Index on the day such amount will be returned to the Company.

8.5.2      Shall not derogate from any other right of the Company to receive from the Employee the rest of the amounts it is entitled to.

8.6	The Employee declares and acknowledges that:

8.6.1      His obligations of protecting the confidentiality and non-competition provisions included in this agreement are fair, reasonable, and proportional, especially in light of the special compensation he receives under this Agreement which is designed to protect the Company’s secrets and its confidential information, which constitute the essence of its protected business and commercial advantage in which significant capital investments were made.

8.6.2      Breach of an obligation under this Section - shall contradict the nature of the special trust and relationship of loyalty between the parties, the fair and proper business practices, the duty of good faith and fairness between the parties, shall harm the Company, and shall constitute a material breach of this Agreement and the trade secrets, confidential connections, confidential information, and other privileged interests of the Company.

8.6.3      The Employee declares that his obligations under this section, which are reasonable and proportional - do not prevent the employee from developing his general knowledge and professional expertise in the area of his business, with regard to those who are not customers and employees of the Company and without usurping its trade secrets.

9.	Development Rights

The Employee agrees and declares that all proprietary information including but not limited to copyrights, trade secrets and know-how, patents and other rights in connection therewith developed by or with the contribution of Employee’s efforts during his employment by the Company shall be the sole property of the Company, and the Employee shall execute all documents necessary to assign any patents to the Company and otherwise transfer such proprietary rights to the Company.

In Addition, Employee agrees to be bound by the terms and conditions of the Intellectual Property assignment of rights stated in Appendix B hereto, incorporated by reference as part of this Agreement.

10.	Employee Representations and Acknowledgments

The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement, (ii) do not require the consent of any person or entity, and (iii) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

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11.	Vacation, Illness, Dmey Havra’ah and Reserve Duty

11.1        Employee shall be entitled to thirty (30) paid vacation days during each year of his employment. Employee shall be obliged to take at least 5-paid vacation days during each year of his employment, as prescribed by law. Statutory Vacation time may be accumulated for no more than two years after which Employee shall forfeit any unused vacation remaining at the end of such two-year period. Accumulated Statutory vacation time shall be redeemed only in the event of the termination of employment.

11.2        Employee shall be entitled to such number of working days of paid illness vacation during each year of his employment, as provided by Israeli Labor Law, or more, in accordance with Company policy.

11.3        The employee shall be entitled to “Dmey Havra’ah” in accordance with any applicable law.

12.	Benefit

12.1        Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any subsidiary or affiliated entity and shall inure to the benefit of, and be binding upon, Employee, his heirs, executors, administrators and legal representatives. Notwithstanding the foregoing, the obligations of Employee hereunder shall not be assignable or delegable.

12.2        The parties hereby agree that at the sole discretion of the Employee, Employee shall be entitled to provide his services to the Company through any entity (the “Entity”) which is, directly or indirectly, wholly owned and controlled by Employee, provided that: (i) Employee shall promptly notify the Company of such decision, (ii) this agreement shall become immediately terminated including, without limitation, termination of the employment relationship between the Company and the Employee, and the Employee shall execute a waiver and release undertaking pursuant to which the Employee shall release the Company from any and all obligations towards him arising out of or in connection with his employment with the Company and/or the termination of his employment with the Company, (iii) the Company and the Entity will enter into a services agreement (the “Services Agreement”) pursuant to which the Entity will undertake to become fully obligated to perform all of the obligations of Employee hereunder in accordance with the terms and provisions of this Agreement, mutatis mutandis, and to indemnify and hold the Company harmless in respect of any loss, liability, deficiency, damage, cost, or expense (including reasonable legal fees and expenses), as and when incurred, by any of the Company against any claim by Employee with respect to the existence of an employment relationship between the Employee and the Company following termination of this Agreement, and for any expenses incurred by the Company arising out of such a claim, (iv) following execution of the Services Agreement, the Entity shall be entitled to receive from the Company all benefit due to the Employee under this Agreement, including without limitation, payment of any bonuses (if applicable), such that the costs to be actually borne by the Company in connection with the engagement of the Entity under the Services Agreement shall be equal to the costs to be actually borne by the Company in connection with the engagement of the Employee under this Agreement (v) the Employee shall continue to comply with the provisions of Sections 7 and 8 hereto; and (iv) the Services Agreement shall remain in effect so long as the Entity remains fully owned and controlled by Employee.

13.	Entire Agreement

This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

14.	Notices

All notices, requests and other communications to any party hereunder shall be given or made in writing and telecopied, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Agreement or to such other address (or telecopier number) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified herein.

15.	Affiliated Companies

For the purpose of Sections 7 and 8 above, the term “Company” shall include also the Company’s parent company, Company’s subsidiary or any company controlled or owned by the Company’s parent company.

16.	Applicable Law

16.1         This Agreement shall not derogate from any Applicable Law, Extension Order, or Collective Agreement.

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16.2         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel without giving effect to principles of conflicts of law and the courts of Israel, Distric of Tel Aviv, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

INTEC PHARMA LTD.

/s/ Zvi Joseph
INTEC PHARMA LTD.	EMPLOYEE

Annex A

General Approval (Combined Version) Regarding Employers’ Contributions to
Pension Funds and Insurance Funds in lieu of Severance Pay
Under the Severance Pay Law, 5723-1963
[Updated as of February 28, 2001]

By virtue of my power under Section 14 of the Severance Pay Law, 5723-19631 (the “Law”), I hereby confirm, that contributions made by an employer for his employee, commencing as of the date of publication of this approval, to a comprehensive pension in a provident fund for annuity that is not an insurance fund within the meaning of such term in the Income Tax Regulations (Rules for the Approval and Management of Provident Funds), 5724-19642 (a “Pension Fund”) or to a managers’ insurance that includes the possibility of an annuity or a combination of payments to an annuity plan and to a non-annuity plan within such insurance fund (an “Insurance Fund), including combined contributions made by the employer to a Pension Fund and to an Insurance Fund, whether or not the Insurance Fund includes an annuity plan (the “Employer’s Contributions”), shall be payable in lieu of severance pay due to such employee in respect of the salary from which such contributions were made and the period they were made for (the “Exempt Salary”); provided, however, that all of the following conditions have been fulfilled:

(1)	The Employer’s Contributions -

(a)	To the Pension Fund, are at a rate of no less than 14 1/3% of the Exempt Salary, or 12% of the Exempt Salary, if in addition thereto, the employer makes supplementary severance pay contributions for his employee to a provident fund for severance pay or to an Insurance Fund in the employee’s name, at a rate of 2 1/3% of the Exempt Salary. In the event that the employer has not contributed such 2 1/3% in addition to said 12%, his contributions shall only replace 72% of the employee’s severance pay;

(b)	To the Insurance Fund are at a rate of no less than one of the following:

(1)	13 1/3% of the Exempt Salary, if in addition thereto, the employer makes contributions for his employee for securing monthly income in the event of disability to a plan approved by the Commissioner of the Capital Market, Insurance and Savings at the Ministry of Finance, at the rate required to secure at least 75% of the Exempt Salary or a rate of 2 1/2% of the Exempt Salary, whichever is lower (“Disability Insurance Contributions”); or

(2)	11% of the Exempt Salary, if the employer also made Disability Insurance Contributions, and in such case the Employer’s Contributions shall only replace 72% of the Employee’s severance pay; In the event that the employer has made, in addition to the foregoing, supplementary severance pay contributions to a provident fund for severance pay or to an Insurance Fund in the employee’s name at a rate of 2 1/3% of the Exempt Salary, the Employer’s Contributions shall replace 100% of the employee’s severance pay.

[1]	Statues 5723, p. 136.

[2]	Regulations 5724, p. 1302.

(2)	By no later than three months of the commencement date of the Employer’s Contributions, a written agreement is executed between the employer and the employee that includes:

(a)	The employee’s consent to the arrangement pursuant to this approval in a form specifying the Employer’s Contributions, and the Pension Fund and Insurance Fund, as applicable; such agreement shall also include the form of this approval;

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(b)[3]	The employer’s advance waiver of any right he may have to a refund of monies from his contributions, unless the employee’s right to severance pay has been revoked by virtue of Sections 16 or 17 of the Law, and to the extent so revoked, or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an Entitling Event; in such regard “Entitling Event” means death, disability or retirement at or after the age of 60 or more

(c)	This approval shall not derogate from the employee’s right to severance pay under any law, collective agreement, expansion order or employment contract, in respect of salary over and above the Exempt Salary.

Eliyahu Yishai

Minister of Labor and Social Affairs

Signature of employee:

Date:	Signature:	/s/ Zvi Joseph

[3]	Amendment: Official Gazette 4803, 5760 (September 19, 1999).

APPENDIX B

Intellectual Property assignment of rights

1.	For purposes of this Appendix, the following definitions shall apply:

“Inventions” shall mean:

A.           All inventions, improvements, modifications, and enhancements whether or not patentable, made by the Employee during or in the course of employment, or which relate, directly or indirectly to the business of the Company, or which were made using the Company’ equipment; and

B.           All inventions, improvements, modifications and enhancements made by the Employee, during a period of twelve (12) months (or such lesser maximum period permitted by law) after any termination of the Employee’s employment, which relate, directly or indirectly, to the business of the Company at the time they were so made.

“Work Product” shall mean all documentation, software, hardware, firmware, creative works, artworks, know-how and information created, in whole or in part, by the Employee during the Employee’s employment by the Company, whether or not copyrightable or otherwise protectable, excluding Inventions.

“Trade Secrets” shall mean “Commercial Secrets” as defined in the Law of Commercial Wrongs, 1999, and all documentation, software, hardware, firmware, customer lists, know-how and other information of any kind or nature relating to the past, present or future business of the Company or any plans therefor, or relating to the past, present or future business of a third party or plans therefor (including but not limited to any items and information in any form determined by law as trade secrets) that are disclosed to the Employee, which the Company does not disclose to third parties without restrictions on use or further disclosure.

2.	Without derogating from any other provision of the law:

A.           The Employee shall promptly disclose to the Company all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of the Company, and the Employee shall surrender possession of such records to the Company upon any termination of the Employee’s relationship with the Company.

B.           The Employee hereby assigns to the Company, without additional consideration to the Employee, the entire right, title and interest in and to the Inventions and Work Product and in and to all proprietary and any and all intellectual property rights therein or based thereon. The Employee shall execute all such assignments, oaths, declarations and other documents as may be prepared by the Company to effect the foregoing.

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C.           During the term of this Agreement, and thereafter, the Employee shall provide the Company with all information, documentation, and assistance the Company may reasonably request to perfect, enforce, or defend its proprietary rights in or based on the Inventions, Work Product and/or Trade Secrets. The Company, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected in or based on the Inventions and/or Work Product. All such information, documentation, and assistance shall be provided to the Company by the Employee at no additional expense to the Company, except for out-of-pocket expenses which the Employee incurred at the Company’ request.

D.           During the term of this Agreement, and thereafter, the Employee shall treat Inventions and Work Product as Confidential Information under this Agreement and shall not disclose them to others without the prior written permission of the Company, or use such Inventions and/or Work Product for any purpose, other than for the performance of services for the Company.

3.           Remedies.   The Employee acknowledges that a breach of the covenants contained in this Agreement and this Appendix A would result in substantial injury and damage to the Company for which there is no adequate remedy at law. Therefore, in the event of an actual or threatened breach of such covenants by the Employee, the Company shall be entitled, in addition to all other rights, remedies and damages that may be available to the Company at law or in equity, to a preliminary restraining order and an injunction, or any other available equitable remedy, to restrain the violation or attempted violation of this Agreement by the Employee or by any other person or entity acting for her benefit or on her behalf. In the event there is any action to enforce the terms of such restrictive covenants, the prevailing party, in addition to any other remedy, shall be entitled to recover reasonable attorney’s fees and all other reasonable costs associated with any such action both on the trial and appellate level and in any creditor’s proceedings. In the event that a court of competent jurisdiction determines by final non-appealable judgment that the scope, time period, or geographical limitations of any of the restrictive covenants specifically set forth herein are too broad to be capable of enforcement, said court is authorized, and the parties hereto stipulate that such court shall, modify said restrictive covenants and enforce such provisions as to scope, time, and geographical areas as the court deems equitable, just and appropriate considering the intent of the parties hereto.

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Translated from Hebrew

Addendum to Employment Agreement

that was Entered into and signed in Jerusalem on October 20, 2009

Between:	Intec Pharma Ltd.
(the “Company”)
of the first part;

And:	Mr. Zvi Joseph
(“Mr. Joseph”)
of the second part;

Whereas	Mr. Yosef is employed by the Company by virtue of an employment agreement of November 1, 2004 (hereinafter referred to as the “Employment Agreement” or the “Agreement”);

Whereas	the Company and Mr. Yosef wish to alter some of the employment terms stated in the Employment Agreement, as agreed below;

Wherefore the parties have represented, stipulated and agreed as follows:

1.	The period of the Agreement – sections 3.1 and 3.2 shall be replaced by the following sections:

1.1	Subject to the provisions of section 3.3 below, the employment period pursuant to this Agreement shall be unlimited and each party may terminate this Agreement on six months’ written notice (hereinafter referred to as the “Notice Period”). In the Notice Period, Mr. Joseph shall continue his ordinary and routine work for the Company (unless the Company instructs him otherwise), Mr. Joseph shall fully cooperate with the Company and shall make best efforts to bring about a swift and successful handover to whomever replaces him in his position.

2.	The scope of the position

2.1.	The provisions of section 5.1.1 of the Employment Agreement shall be altered as follows: instead of a monthly salary of NIS 30,000, a monthly salary of NIS 35,000 shall be noted.

3.	Instead of section 5.8.2 of the Employment Agreement, a new section 5.8.2 shall be inserted as follows:

The Company is hereby allotting Mr. Joseph, on a one-time basis, 2,893 (and in words – two thousand eight hundred and ninety three) options to purchase ordinary shares of the Company of a par value of NIS 0.01 each (hereinafter referred to as “Ordinary Shares”) in addition to the 1,816 (one thousand eight hundred and sixteen) options already granted to Mr. Joseph in accordance with section 5.8.2 of the original agreement the validity of which has expired and is hereby extended, and together amounting to 4,709 (four thousand seven hundred and nine) reflecting, as at the execution of this Addendum, assuming their full conversion, 1.5% (one and a half percent) of the Company’s share capital, on full dilution, immediately after the allotment. All the aforesaid options (4,709) shall be fully vested only insofar as a “material agreement” (as defined below) is executed between the Company and a third party within the period of this Agreement (prior to its conclusion and/or termination for any reason) but within 18 months from the conclusion of the Employment Agreement and/or its termination for any reason (hereinafter referred to as the “Vesting Condition”). The aforesaid options shall be allotted in the name of a trustee and shall be subject to the Company’s option plan. Subject to fulfillment of the Vesting Condition and the provisions of the law and from such time on, the aforesaid options shall be exercisable at an exercise price of NIS 0.01 per ordinary share, in accordance with the timetables stated in the Company’s option plan.

In this section, “material agreement” means an agreement that fulfills the following aggregate conditions: (1) an agreement with a company or entity, (2) which is entering into a transaction with the Company (or with another entity designated by the Company for the purpose of such engagement) in connection with the Company’s core business, (3) the agreement has been approved by a majority of votes of the Company’s board of directors as an agreement that is material to the Company, and (4) the agreement significantly increases the Company’s value.

For the avoidance of doubt, it is expressed that in relation to the options granted pursuant to this section, insofar as the Vesting Condition is not fulfilled (i.e. a material agreement is not executed between the Company and a third party, and within the period of the Employment Agreement (prior to its conclusion and/or termination for any reason) or within 18 months of its conclusion and/or termination for any reason, all the options allotted pursuant to this section shall expire and be deemed null and void, and shall not vest Mr. Joseph with any right.

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4.	Section 5.9.1 of the Employment Agreement is hereby cancelled forthwith and shall no longer be of any force.

5.	Section 5.9.1 of the Agreement (in relation to the receipt of consideration amounting to 5% of the value of the M&A or IPO transaction) shall be replaced by the following section:

In addition, the Company is hereby allotting to Mr. Joseph 4,709 (four thousand seven hundred and nine) options to purchase ordinary shares of the Company of a par value of NIS 0.01 reflecting, as at the execution of this Addendum, assuming their full conversion, 1.5% (one and a half percent) of the Company’s share capital, on full dilution, immediately after the allotment. The aforesaid options shall be fully vested immediately after completion of the “M&A or IPO transaction” (as defined below) of the Company (hereinafter referred to as the “Vesting Condition”).

The aforesaid options shall be allotted in the name of a trustee and shall be subject to the Company’s option plan. Subject to fulfillment of the Vesting Condition and the provisions of the law, from such time on the aforesaid options may be exercised at an exercise price of NIS 0.01 per ordinary share, in accordance with the timetables stated in the Company’s option plan.

In this section, “M&A or IPO transaction” means completion of each of the following transactions: (1) an IPO of the Company’s Ordinary Shares, (2) the sale, assignment, rental, grant of a license or any other transaction that is not in the Company’s ordinary course of business (in one transaction or in several transactions) of a material part of the Company’s assets (including any holding of shares and securities in other entities) to any entity or third party, except if at the time of the transaction’s execution as aforesaid the Company’s shareholders hold a majority of the voting rights in the entity purchasing the rights and/or assets from the Company as aforesaid, or (3) the sale of the Company’s shares or the Company’s merger (including and without derogation, a reverse merger, merger into a public company or publicly-traded shell company and the like) or consolidation of the Company as a result of which the Company’s shareholders prior to the transaction’s execution do not hold a majority of the voting rights in the entity surviving the transaction as aforesaid.

6.	Section 5.9.3 of the Employment Agreement is hereby cancelled forthwith and shall no longer be valid.

In witness whereof the parties have hereunto set their hands on October 20, 2009

/s/ Giora Carni	/s/ Zvi Joseph
Intec Pharma Ltd.	Zvi Joseph

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Translated from Hebrew

Addendum to Agreement

Entered into and signed in Jerusalem on July 28, 2011

Between:	Intec Pharma Ltd., Company No. 513022780
of 12 Hartom Street, Jerusalem
(the “Company”)
of the first part;

And:	Zvi Joseph, I.D. 022152177
of 10 Menachem Begin Street, Yehud
(the “Manager”)

of the second part;

Whereas	the Manager serves as chairman of the Company’s board of directors under an employment agreement of November 1, 2004, which, together with its annexes, is annexed to this Agreement as Annex A (hereinafter referred to as the “Agreement”);

Whereas	the parties intend that all the rights given to the Manager under the Agreement shall remain in force, and that all the terms and conditions of the Agreement shall continue to apply to the parties for an additional two years, save if and insofar as expressly altered in this Addendum.

Wherefore the parties have represented, stipulated and agreed as follows:

1.	The preamble to this Addendum and the annexes hereto constitute an integral part hereof.

2.	It is agreed between the parties that the Manager shall continue serving as chairman of the Company’s board of directors on terms and conditions identical to those of the Agreement and its annexes, save as expressly provided in this Addendum, such being for an additional two years commencing on May 1, 2011 (hereinafter referred to as the “Extended Employment Period”).

3.	The Manager’s monthly salary in the Extended Employment Period shall be NIS 40,000 a month linked to the index known on the date of this Addendum’s execution. The update shall take place at the beginning of each quarter.

4.	The Manager shall be entitled to a one-time bonus of NIS 150,000 for his performance prior to the execution of this this Agreement. This bonus shall be paid to the Manager on the date stated by him, in 30 days’ written notice to the Company.

5.	In addition, options shall be granted to the Manager as follows:

Allotment of options the exercise of which is conditional upon the Manager’s continued employment

5.1.	Immediately after the entry into force of this Addendum, the Manager shall be granted, on a one-time basis, 1,041,350 (one million and forty one thousand three hundred and fifty) options to purchase ordinary shares against an exercise price determined in accordance with the average price of the Company’s share on the stock exchange in the 30 trading days preceding the date of the resolution’s approval by the Company’s audit committee and board of directors (that is to say, NIS 1.6222). The said options shall vest in eight equal lots over a period of two years, subject to the vesting terms and conditions and in the framework of the exercise period as detailed below:

(i)	130,168 options (hereinafter in this section referred to as the “First Lot”) may be exercised as of the end of three calendar months from the date on which this this Agreement enters into force (hereinafter referred to as the “First Vesting Period”), until the end of 72 calendar months from the date on which they are granted. In the event that after the end of the First Vesting Period the Extended Employment Period comes to an end, the Manager shall be entitled to exercise the First Lot in accordance with the provisions of the option plan and its annexes.

(ii)	130,168 options (hereinafter in this section referred to as the “Second Lot”) may be exercised as of the end of six calendar months from the date on which this Agreement enters into force (hereinafter referred to as the “Second Vesting Period”), until the end of 72 calendar months from the date on which they are granted. In the event that after the end of the Second Vesting Period the Extended Employment Period comes to an end, the Manager shall be entitled to exercise the Second Lot in accordance with the provisions of the option plan and its annexes.

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(iii)	130,168 options (hereinafter in this section referred to as the “Third Lot”) may be exercised as of the end of nine calendar months from the date on which this this Agreement enters into force (hereinafter referred to as the “Third Vesting Period”), until the end of 72 calendar months from the date on which they are granted. In the event that after the end of the Third Vesting Period the Extended Employment Period comes to an end, the Manager shall be entitled to exercise the Third Lot in accordance with the provisions of the option plan and its annexes.

(iv)	130,168 options (hereinafter in this section referred to as the “Fourth Lot”) may be exercised as of the end of 12 calendar months from the date on which this this Agreement enters into force (hereinafter referred to as the “Fourth Vesting Period”), until the end of 72 calendar months from the date on which they are granted. In the event that after the end of the Fourth Vesting Period the Extended Employment Period comes to an end, the Manager shall be entitled to exercise the Fourth Lot in accordance with the provisions of the option plan and its annexes.

(v)	130,168 options (hereinafter in this section referred to as the “Fifth Lot”) may be exercised as of the end of 15 calendar months from the date on which this this Agreement enters into force (hereinafter referred to as the “Fifth Vesting Period”), until the end of 72 calendar months from the date on which they are granted. In the event that after the end of the Fifth Vesting Period the Extended Employment Period comes to an end, the Manager shall be entitled to exercise the Fifth Lot in accordance with the provisions of the option plan and its annexes.

(vi)	130,168 options (hereinafter in this section referred to as the “Sixth Lot”) may be exercised as of the end of 18 calendar months from the date on which this this Agreement enters into force (hereinafter referred to as the “Sixth Vesting Period”), until the end of 72 calendar months from the date on which they are granted. In the event that after the end of the Sixth Vesting Period the Extended Employment Period comes to an end, the Manager shall be entitled to exercise the Sixth Lot in accordance with the provisions of the option plan and its annexes.

(vii)	130,168 options (hereinafter in this section referred to as the “Seventh Lot”) may be exercised as of the end of 21 calendar months from the date on which this this Agreement enters into force (hereinafter referred to as the “Seventh Vesting Period”), until the end of 72 calendar months from the date on which they are granted. In the event that after the end of the Seventh Vesting Period the Extended Employment Period comes to an end, the Manager shall be entitled to exercise the Seventh Lot in accordance with the provisions of the option plan and its annexes.

(viii)	130,168 options (hereinafter in this section referred to as the “Eighth Lot”) may be exercised as of the end of 24 calendar months from the date on which this this Agreement enters into force (hereinafter referred to as the “Eighth Vesting Period”), until the end of 72 calendar months from the date on which they are granted. In the event that after the end of the Eighth Vesting Period the Extended Employment Period comes to an end, the Manager shall be entitled to exercise the Eighth Lot in accordance with the provisions of the option plan and its annexes.

5.2.	The options granted pursuant to this section 5 shall be allotted in the name of a trustee on a capital track and shall be subject to the Company’s option plan and its annexes, which comply with the requirements of section 102 of the Income Tax Ordinance.

5.3.	In the event that the Manager’s employment with the Company is terminated for any reason, all the options in respect of which the vesting periods detailed in this section 5 have not passed shall expire, and they shall be deemed null and void.

5.4.	It is agreed that if, before the end of the vesting periods, in relation to the First Lot and/or the Second Lot and/or the Third Lot and/or the Fourth Lot and/or the Fifth Lot and/or the Sixth lot and/or the Seventh Lot and/or the Eighth Lot, respectively, an event of sale occurs of all or mot of the securities and/or securities of the Company are issued to the public on NASDAQ and/or the Company’s assets and/or the Company are merged with another company (hereinafter jointly and severally referred to as “Entitling Event”), the vesting date of the Manager’s entitlement to exercise all the options that have not yet fully vested into ordinary shares, on the date of the Entitling Event’s occurrence, shall be accelerated.

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6.	In addition, the following options shall be granted to the Manager:

Allotment of options the exercise of which is conditional upon entry into a material agreement (as defined below)

6.1.	Immediately after the entry into force of this Addendum, the Manager shall be granted, on a one-time basis, 2,082,700 (two million eighty two thousand and seven hundred) options to purchase ordinary shares against an exercise price determined in accordance with the average price of the Company’s share on the stock exchange in the 30 trading days preceding the date of the resolution’s approval by the Company’s audit committee and board of directors (that is to say, NIS 1.6222). The said options shall be fully vested immediately after the entry into force of a material agreement (hereinafter referred to as the “Vesting Condition”). The options shall remain valid for a period of up to 72 calendar months from the date on which they are granted (hereinafter referred to as the “Exercise Period”).

6.2.	In this section 6, “material agreement” means an agreement that fulfills the following aggregate conditions: (a) an agreement with a company or entity, (b) which is entering into a transaction with the Company (or with another entity designated by the Company for the purpose of this engagement) in connection with the Company’s core business, (c) the agreement has been approved by a majority of votes on the Company’s board of directors as an agreement that is material to the Company, and (d) the agreement significantly increases the Company’s value.

6.3.	The options granted pursuant to this section 6 shall be allotted in the name of a trustee on the capital track and shall be subject to the Company’s option plan and its annexes that comply with the requirements of section 102 of the Income Tax Ordinance.

6.4.	The options under this section 6 shall expire at the end of 18 calendar months from the date of termination of the Manager’s employment with the Company, and shall be deemed null and void and not capable if exercise if by this period entitlement to exercise them has not vested and they have not been exercised by the Manager.

7.	Payment of the tax payable in respect of the options’ grant and/or in respect of the shares’ allotment on exercise of the options, insofar as allotted, shall be borne exclusively by the Manager.

8.	All the other provisions of the agreement shall remain valid.

In witness whereof the parties have hereunto set their hands

/s/ Giora Carni	/s/ Zvi Joseph
Intec Pharma Ltd.	Zvi Joseph

15

Translated from Hebrew

Addendum to Agreement

Entered into and signed in Jerusalem on October 21, 2013

Between:	Intec Pharma Ltd., Company No. 513022780
of 12 Hartom Street, Jerusalem
(the “Company”)
of the first part;

And:	Zvi Joseph, I.D. 022152177
of 10 Menachem Begin Street, Yehud
(“Mr. Joseph”)
of the second part;

Whereas	Mr. Joseph contracted with the Company in an employment agreement of November 1, 2004 and in the addendum to this agreement of October 20, 2009. On July 28, 2011, the Company’s general meeting approved an update to the employment agreement as aforesaid. On May 28, 2013, the Company’s general meeting approved extending the validity of Mr. Joseph’s employment agreement until December 31, 2013, or until the approval of a new employment agreement for Mr. Joseph, whichever is earlier (hereinafter jointly referred to as the “Original Agreement”);

Whereas	the parties intend updating the terms and conditions of the Original Agreement, all as provided below in this Addendum;

Wherefore the parties have represented, stipulated and agreed as follows:

1.	The preamble to this Addendum and the annexes hereto, if any, constitute an integral part hereof.

2.	All of the terms and conditions of the Original Agreement that were in force on the date of the entry into force of the provisions of this Addendum (with the exception of the terms and conditions expressly modified in this Addendum) shall remain in force.

3.	The terms and conditions of the engagement contemplated in the Addendum are as follows:

3.1.	Period of engagement: the period of engagement is for three years from the date of approval of the update of the terms and conditions of the Original Agreement by the shareholders’ general meeting, which was given on October 21, 2013.

3.2.	Monthly salary: the monthly salary shall be NIS 45,000, linked to the consumer price index.

3.3.	Options: Mr. Joseph shall be allotted, on a one-time basis: (1) 300,000 immediate options for the purchase of 300,000 shares of a par value NIS 0.01 each of the Company, against an exercise price equal to the share’s average closing prices in the 30 day period preceding the board of directors’ resolution on the allotment (hereinafter referred to as the “Immediate Options”). The Immediate Options shall fully vest immediately after approval of the update of the employment terms and conditions by the shareholders’ general meeting (which was given on October 21, 2013). The options shall be valid for a period of 72 hours calendar months from the date on which they are granted. The options shall expire at the end of 90 days from the date of his employment’s termination; (2) 1,000,000 options to purchase 1,000,000 shares of a par value of NIS 0.01 each of the Company, against an exercise price equal to the share’s average closing prices in the 30 day period preceding the board of directors’ resolution on the allotment. The options shall vest in three annual lots. The options shall be valid for a period of up to 72 calendar months from the date on which they are granted. The options shall expire at the end of 90 days from the date of termination of Mr. Yosef’s employment, and shall be deemed null and void and incapable of exercise if by such period entitlement to exercise them has not vested and they have not been exercised by Mr. Yosef; (3) 700,000 contingent options for the purchase of 700,000 shares of a par value of NIS 0.01 each of the Company, against an exercise price equal to the share’s average closing prices in the 30 day period preceding the board of directors’ resolution on their allotment (hereinafter referred to as the “Contingent Options”). The Contingent Options shall fully vest immediately after the entry into force of a material agreement. The Contingent Options shall remain valid for a period of 72 calendar months from the date on which they are granted. The options shall expire at the end of 18 months from the date of termination of Mr. Yosef’s employment, and shall be deemed null and void and incapable of exercise if by this period entitlement to exercise them has not vested and they have not been exercised by Mr. Yosef.

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In such regard, a “material agreement” shall mean an agreement satisfying the following cumulative conditions: (a) an agreement has been executed with a company or entity, (b) which is entering into a transaction with the Company (or another entity designated by the Company for the purpose of this engagement) in connection with the Company’s core business, (c) the agreement has been approved by a majority of votes of the Company’s board of directors as an agreement that is material to the Company, and (d) the agreement significantly increases the Company’s value for a reasonable duration of time.

In addition, 683,807 options granted to Mr. Joseph on November 1, 2004, 1,089,347 options granted to Mr. Joseph on October 20, 2009 and 2,082,700 options granted to Mr. Joseph on July 28, 2011 shall be extended for the period of the employment agreement and shall be valid for a period of not less than 18 months from the date of termination of the engagement with Mr. Joseph. The options as aforesaid in this sub-section may be exercised insofar as a material agreement is executed during the period of his employment and in a period of not more than 18 months from the date of termination of Mr. Joseph’s employment agreement.

3.4.	Termination of engagement: the Company and Mr. Joseph may terminate the employment agreement on written notice of six months.

4.	The provisions of this Addendum are in force on the date of receiving all the approvals required by law.

In witness whereof the parties have hereunto set their hands

/s/ Giora Carni and Nir Sassi	/s/ Zvi Joseph
Intec Pharma Ltd.	Zvi Joseph

17

Translated from Hebrew

Addendum to Agreement

Made and entered in Jerusalem as of July 19, 2016

Between:	Intec Pharma Ltd., Company No. 513022780
of 12 Hartom Street, Jerusalem
(the “Company”)
of the first part;

And:	Zvi Joseph, I.D. 022152177
of 13 Menachem Begin Street, Yehud
(“Mr. Joseph”)
of the second part;

Whereas	Mr. Joseph has entered into an employment agreement with the Company dated November 1, 2004, as amended on October 20, 2009, July 28, 2011, and October 21, 2013 (all jointly hereinafter referred to as the "Original Agreement"); and

Whereas	The parties intend to revise the terms and conditions of the Original Agreement, as set forth in this Addendum (Hereinafter: the "Addendum").

Wherefore the parties have represented, stipulated and agreed as follows:

1.	The introduction to this Addendum and its annexes, if and as will be added, constitute an integral part hereof.

2.	This Addendum is subject to the final approval of the general meeting of the shareholders of the Company (the “Meeting”). This Addendum shall be effective as of the date of the approval of the Addendum by the Meeting (the “Effective Date”).

3.	All terms and conditions of the Original Agreement, which were in full force and effect as of the Effective Date (with the exception of the details and terms which will be explicitly modified in the Addendum), shall remain in full force and effect.

4.	Terms and Conditions of the engagement which constitute the subject of this Addendum:

4.1.	Function: Mr. Joseph will be responsible on behalf of the Company on investors relations in Israel, and will operate in full coordination and cooperation with Mr. Giora Carni, Board Member and Director of Technology of the Company.

4.2.

Period of Engagement; Termination of Engagement: Notwithstanding the provisions of the Original Agreement, the engagement period shall begin on the Effective Date and shall end either (1) on the date that Mr. Joseph ceases to serve as a Director in the Company; or (2) after providing a written notice from one party to the other regarding the termination of the engagement as of the date prescribed in the notice which shall not exceed six months from the date of the notice.

It should be clarified that in the event of termination of engagement according to alternative (2) above Mr. Joseph shall be entitled to receive payment for an additional period of six months from the date of the notice (even though his function in the Company as responsible for Investors Relations in Israel will end on the date prescribed in the notice).

4.3.	Scope of position: Notwithstanding the provisions of section 2.2 of the Original Agreement, the scope of the engagement shall be revised to 50%.

4.4.	Monthly salary: Notwithstanding the provisions of section 5.1.1 of the Original Agreement, the monthly salary shall be NIS 25,000, linked to the Isralei Consumer Price Index (updated on a yearly basis).

4.5.	Stock Options: Mr. Joseph will be granted a one-time, non- recurring grant consists of:

(1)	options to purchase up to 22,500 ordinary shares of the Company, no par value, with an exercise price of $6, to be vested in over a period of three years (one third at the end of each year) as of the date of grant ("Options A"); and

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(2)	options to purchase up to 22,250 ordinary shares of the Company, no-par value, for an exercise price of $ 3.46 (equal to the average closing price of the share rate during the 30 days preceding the decision of the board of directors regarding the grant) ("Options B''). Options B vesting shall occur over a period of four years (1/4 at the end of the first year and the rest in equal tranches over 12 consecutive quarters). Options A and Options B will be subject to the terms of the company's compensation policy and other terms and conditions which will be specified in the grant letter.

5.	The provisions of the Addendum are effective as of the date of receiving all the necessary approvals required by law.

In witness whereof the parties have hereunto set their hands

Intec Pharma Ltd.		Zvi Joseph

By:	/s/ Zeev Weiss	By:	/s/ Zvi Joseph
Name:	Zeev Weiss	Name:	Zvi Joseph
Title	Chief Executive Officer

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